UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2010

Tree.com, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously announced, Steven Ozonian resigned from the Board of Directors of Tree.com, Inc. (the “Company”), effective November 1, 2010.  On November 1, 2010, the Company notified the Listing Qualifications Department of the Nasdaq Stock Market of Mr. Ozonian’s resignation and the resulting non-compliance with Nasdaq’s independent director requirements.  Listing Rule 5605 requires that a majority of the Company’s Board of Directors be comprised of independent members.  As anticipated, on November 3, 2010, the Company received a notice from the Listing Qualifications Department acknowledging that the Company is not in compliance with Nasdaq’s independent director requirements set forth in Listing Rule 5605.

Pursuant to Listing Rule 5605(b)(1), Nasdaq will provide the Company with a cure period in order to regain compliance by the earlier of the Company’s next annual shareholders’ meeting or October 31, 2011; provided, however, that if the Company’s next annual shareholders’ meeting is held before April 29, 2011, then the Company must evidence compliance no later than April 29, 2011.  A failure to regain compliance by this date could result in the Company being delisted from the Nasdaq Stock Market.

The Company is reviewing alternative methods to regain compliance and is currently conducting a search for a qualified candidate to fill the vacancy left on its Board of Directors.  The Company fully expects that it will regain compliance with Listing Rule 5605 within the cure period provided.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2010

TREE.COM, INC.

	By:	/s/ DEBRA ASHLEY
Debra Ashley
Vice President and Assistant General Counsel